Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts:	Investors – InvestorRelations@atlasair.com Media – CorpCommunications@atlasair.com

Atlas Air Worldwide Orders Four New Boeing 747-8 Freighters

Invests in Modern, Fuel-Efficient Aircraft to Serve Growing Airfreight Demand

PURCHASE, N.Y., January 12, 2021 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) announced today it has ordered four new Boeing 747-8 freighters in a transaction that furthers the company’s strategic growth plan. The aircraft will enable the company to meet strong customer demand in the airfreight market, particularly the fast-growing e-commerce and express sectors.

The company’s business model provides the flexibility to operate these new aircraft for customers or take advantage of dry-leasing opportunities through its Titan Aviation Leasing subsidiary.

The Boeing 747-8 freighter is the most capable, technologically advanced and environmentally conscious widebody freighter. The 747-8F provides 20% higher payload capacity and 16% lower fuel consumption than the very capable 747-400F, and has 25% higher capacity than the new-technology 777-200LRF. It is also the only factory-built freighter with nose-loading capability in production, which will serve the long-term needs of the airfreight market. Atlas is the world’s largest operator of Boeing 747 freighter aircraft, with a total of 53 in its current fleet, including 10 747-8Fs, 34 747-400Fs, five passenger 747-400s, and four Large Cargo Freighters (LCFs).

Atlas’ investment in these new aircraft underscores its ongoing commitment to environmental stewardship through the reduction of noise, aircraft emissions and resource consumption. The 747-8F meets or exceeds the strictest International Civil Aviation Organization (ICAO) emissions standards and meets global noise regulations with unlimited deployment. The advanced engines on the 747-8F reduce noise by approximately 30% compared to the previous generation of aircraft.

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“The 747-8F is the best and most versatile widebody freighter in the market, and we are excited to bolster our fleet with the acquisition of these four aircraft,” said John W. Dietrich, Atlas Air Worldwide President and Chief Executive Officer.

Mr. Dietrich continued: “This significant growth opportunity will enable us to capitalize on strong demand and deliver value for our existing and prospective customers. The efficiency and capability of the 747-8F further complements our longstanding focus on leading-edge technology. Dedicated freighters – like those operated by our Atlas, Polar and Southern subsidiaries – will continue to be in demand as the global airfreight market, particularly the e-commerce and express sectors, continues to grow. We look forward to continuing to provide world-class service to our customers.”

“The 747 will forever hold a special place in aviation history and we are honored by Atlas Air’s longstanding commitment to the airplane. Atlas Air began operations 28 years ago with a single 747 and it is fitting that they should receive the last 747 production airplanes, ensuring that the ‘Queen of the Skies’ plays a significant role in the global air cargo market for decades to come,” said Stan Deal, president and chief executive officer of Boeing Commercial Airplanes. “With the global air cargo fleet expected to grow by more than 60% over the next 20 years, we look forward to delivering these airplanes and supporting Atlas Air’s Boeing fleet well into the future.”

“With our highly-trained pilots, outstanding ground staff, and our ongoing investments in innovation and our fleet, we continue to position Atlas as a critical player in the global supply chain and a trusted partner to our customers,” Mr. Dietrich said.

The new 747-8F order will also provide the company with enhanced flexibility to balance future capacity needs with customer demand, as a number of its legacy 747-400F aircraft leases will be up for renewal over the next several years.

The 747-8Fs are expected to be delivered from May through October 2022. These aircraft are the last four 747-8Fs that Boeing plans to produce.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

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